EXHIBIT 10.2



                              EDISON INTERNATIONAL
                       SOUTHERN CALIFORNIA EDISON COMPANY

                          RETIREMENT PLAN FOR DIRECTORS


                          As Amended February 19, 1998
                    Contingent on Shareholder Approval of the
                   Equity Compensation Plan on April 16, 1998


                                   I. GENERAL
1.1 Purpose
The purpose of this Plan is to provide recognition and retirement compensation to eligible members of the Edison International and Southern California Edison Company Boards of Directors ("Boards") to facilitate the companies' ability to attract, retain, and reward members of the Boards.

1.2 Eligibility  Eligibility
in this Plan is limited to members of the Boards who have at least five years of total service (which need not be continuous service) as directors, and who retire or resign from the Boards in good standing or die while in service and in good standing. This Plan covers periods of service both as an employee director and as an outside director. For purposes of this Plan, a year of service will be determined on a calendar year basis and a full year of service will be credited for any fractional year served.

                          II. AMOUNT OF ANNUAL BENEFIT
2.1 Benefit
The Plan pays an annual retirement benefit equal to the annual retainer in effect at the time of the eligible director's retirement, resignation, or death. The retirement benefit will be paid quarterly in advance in equal installments for the period described in Section 3.1(a). No additional amount will be paid for service on any of the committees of the Boards, nor will interest be paid.

2.2 Benefit of Directors in Service Before 1996 If a director has Board service prior to 1996, the Plan will pay an annual retirement benefit determined by multiplying the director's years of service before and after January 1, 1996 by the applicable compensation base and dividing the sum of the products by the director's total years of service. For service before 1996, the compensation base will be (i) the annual retainer plus (ii) the regular Board meeting fee multiplied by the annual number of regular meetings of the Board as described in the

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Bylaws.  For  service  after  1995,  the  compensation  base will be the  annual retainer. The annual retainer, the regular Board meeting fee and the number of regular meetings of the Board will be those in effect, or made effective, at the time of the eligible director's retirement, resignation or death.

2.3 Termination of Benefit Accrual for Service After 1997
Notwithstanding any other provision of this Plan to the contrary, no Board Service after 1997 of any Director who is elected or re-elected as a Director in 1998, or any time thereafter, will be taken into account for purposes of determining benefits payable under this Plan. Benefits accrued based on Board service prior to 1998 shall otherwise remain payable in accordance with the terms of the Plan.


                            III. DURATION OF PAYMENTS
3.1 Benefit Period
(a) The Plan benefit will be paid to the retired director or his/her surviving spouse for the number of years equal to the director's total years of service on the Boards.

(b) A break in service on the Board of Edison International or Southern California Edison Company which was required to allow the director to render a period of uninterrupted high-level government service, and which was followed by reelection to that Board within 12 months after the completion of such government service, will be recognized under this Plan as a period of service on that Board.

(c) A year of simultaneous service on the Boards of Edison International and Southern California Edison Company will be counted as one year for computation of the Plan's benefit period.

3.2 Commencement of Payments
The first quarterly installment of Plan Benefits will be paid on the first day of the calendar quarter following the director's retirement as a director, or the 65th anniversary of the director's birth, whichever occurs later.

3.3 Survivor Benefits
(a) If the director dies without leaving a surviving spouse, a lump sum of any benefit payments remaining will be calculated and paid to the estate of the director.

(b) If the director dies leaving a surviving spouse before retiring from the Boards, benefit payments to that spouse will begin on the first day of the calendar quarter following the date of the director's death, or the 65th anniversary of the director's birth, whichever occurs later.

(c) If the director dies leaving a surviving spouse after benefit payments have begun, benefit payments will continue and be paid to that spouse.


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(d) If the director dies leaving a surviving  spouse after  retirement  from the
Boards but before benefit payments have begun, benefit payments to that spouse will begin on the first day of the calendar quarter following the 65th anniversary of the director's birth.

3.4 Termination of Benefit Payments
Once begun, benefit payments to a retired director or his/her surviving spouse will continue until the earlier of the

         o     completion of payments for the Benefit Period, or

         o date of death of the later to die of the director or the surviving spouse. Upon said death, a lump sum of any remaining benefit payments will be calculated and paid to that person's estate.


                                V. ADMINISTRATION

(a) This Plan is non-contributory, non-qualified and unfunded, and represents an unsecured general obligation of each Company. No special fund or trust will be created, nor will any notes or securities be issued with respect to any retirement benefits.

(b) The Chair of each Company's Compensation and Executive Personnel Committee, or the Vice President of Human Resources of Southern California Edison Company, will have full and final authority to interpret this Plan, and to make determinations advisable for the administration of this Plan, to approve ministerial changes, and to approve changes as may be required by law or regulation. All such decisions and determinations will be final and binding upon all parties.

(c) If any person entitled to payments under this Plan is, in the opinion of the Committees or their designee, incapacitated and unable to use such payments in his/her own best interest, the Committees or their designee may direct that payments (or any portion) be made to the person's spouse or legal guardian, as an alternative to the payment to the person unable to use the payments. The Committees or their designee will have no obligation to supervise the use of such payments.

(d) This Plan will be governed by the laws of the State of California.


                                 EDISON INTERNATIONAL AND
                            SOUTHERN CALIFORNIA EDISON COMPANY


                            Lillian R. Gorman
                            ---------------------------------
                            Lillian R. Gorman, Vice President